SALIVA DIAGNOSTIC SYSTEMS, INC.

                                  EXHIBIT 11.5

                    COMPUTATION OF EARNINGS PER COMMON SHARE


                                                      2003              2002
                                               ----------------  ---------------
    Basic earnings (loss):

    Net loss                                   $    (3,735,476)  $     (885,348)
                                               ================  ===============

    Shares:
    Weighted common shares outstanding              27,504,450        6,980,709
                                               ===============   ==============

    Basic and diluted loss per share           $         (0.14)  $        (0.13)
                                               ===============   ==============